To Whom It May Concern:

We hereby consent to the use in this S-4 registration statement, filed on or about August 23, 2022, of our Report of Independent Registered Public Accounting Firm, dated April 14, 2022, on the consolidated balance sheet of Mycotopia Therapies, Inc. as of December 31, 2021 and 2020, and the related consolidated statements of operations and changes in consolidated stockholders equity and consolidated cash flows for the years then ended and the related notes, which appear in this Form S-4.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, UT

August 23, 2022